Exhibit 5.1

                                                                February 3, 2005

Advaxis, Inc.
212 Carnegie Center
Suite 206
Princeton, NJ 08540

      Re:   Registration Statement on Form SB-2

Gentlemen:

            We have acted as special counsel to Advaxis, Inc. a Colorado corporation (the "Company") with respect to Colorado law in connection with the above Registration Statement on Form SB-2 of the Company, as amended ("Registration Statement") relating to shares of its Common Stock (the "Shares"), namely: (i) outstanding shares of Common Stock held by certain stockholders of the Company, and (ii) shares of Common Stock to be offered upon exercise of certain outstanding Warrants.

            We have reviewed a copy of the Company's Amended and Restated Articles of Incorporation on file with the Colorado Secretary of State, as well as copies of its By-laws, as amended, the Warrants, the minutes of the relevant corporate proceedings and such other documents as we deemed pertinent to this opinion.

            We have assumed the accuracy of the information set forth in the Registration Statement without an independent investigation.

            Based on the foregoing, it is our opinion that the Shares when offered by means of the prospectus which is part of the Registration Statement will be legally issued, fully paid and nonassessable.

            We are furnishing this opinion solely to you. It may not be relied upon by any other person, or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.

            We hereby consent to the reference to our firm under the caption "Legal Matter" in the prospectus and the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,
                                /s/ Frascona, Joiner, Goodman & Greenstein, P.C. Frascona, Joiner, Goodman & Greenstein, P.C.